Exhibit 99.1

Burlington Stores, Inc. Announces Third Quarter and First Nine Months Fiscal 2016 Results

Raises Fiscal Year 2016 Outlook

For the Fiscal 2016 Third Quarter vs. the Fiscal 2015 Third Quarter:

•	On a GAAP basis, net sales rose 9.1%, net income increased 114% and diluted net income per share more than doubled to $0.45
•	On a Non-GAAP basis,
o	Comparable store sales increased 3.7%
o	Adjusted Net Income per Share more than doubled to $0.51
o	Adjusted EBITDA increased 33% to $109.6 million
o	Comparable store inventory decreased 8% and turnover improved 12%

BURLINGTON, New Jersey; November 22, 2016 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the third quarter and nine months ended October 29, 2016.

Tom Kingsbury, Chief Executive Officer stated, “We are very pleased with our third quarter results, which exceeded our sales and earnings guidance, continuing our strong momentum from the first half of the year. Our ability to execute our off-price model by delivering fresh product, compelling value, and sought after brands continues to serve us well. In the quarter, we delivered our 15th consecutive quarter of positive comparable store sales. I would like to thank all of our associates for their contributions to our third quarter and year to date results.”

Fiscal 2016 Third Quarter Operating Results (for the 13 week period ended October 29, 2016 compared with the 13 week period ended October 31, 2015):

o

Net sales increased 9.1%, or $111.7 million, to $1,342.6 million.  This growth was driven by a 3.7% increase in comparable store sales and $69.8 million in sales from new and non-comparable stores. The Company’s 3.7% comparable store sales increase follows a 2.8% increase in the third quarter of Fiscal 2015.

o

Gross margin expanded by 140 basis points to 41.2% driven by strong merchandise margins.  This more than offset a 20 basis point increase in product sourcing costs, which are included in selling, general and administrative expenses (SG&A).

o

SG&A, less product sourcing costs, as a percentage of net sales was 28.5%, representing approximately 40 basis points of improvement compared with last year.  This improvement was driven by greater leverage in advertising, store occupancy and store payroll expense, partially offset by an increase in incentive compensation.

o	The effective tax rate was 35.0% compared with 37.7% last year, primarily related to a decrease in state tax rate and an increase in federal hiring credits.
o	Net income increased 114.4% to $32.4 million, or $0.45 per diluted share.

o	Adjusted Net Income increased 90.5% to $36.3 million, or $0.51 per diluted share vs. $0.25 per diluted share last year.

o	Fully diluted shares outstanding were 71.6 million compared with 75.4 million last year, primarily driven by the repurchase of 3.8 million shares since the end of the Fiscal 2015 third quarter.
o

Adjusted EBITDA increased 32.7%, or $27.0 million, to $109.6 million. Sales growth, SG&A leverage and gross margin expansion led to a 150 basis point expansion in Adjusted EBITDA as a percentage of net sales.

Fiscal 2016 First Nine Months Operating Results (for the 39 week period ended October 29, 2016 compared with the 39 week period ended October 31, 2015):

o

Net sales increased 9.1%, or $322.2 million, to $3,880.3 million.  This growth was driven by a 4.5% increase in comparable store sales and $174.2 million in sales from new and non-comparable stores.  The Company’s 4.5% comparable store sales increase follows a 3.0% increase in the first nine months of Fiscal 2015.

o	Gross margin expanded by 70 basis points to 40.3% driven by strong merchandise margins. This more than offset a 20 basis point increase in product sourcing costs, which are included in SG&A.
o

SG&A, less product sourcing costs, as a percentage of net sales was 27.5% representing approximately 70 basis points of improvement compared with last year.  This improvement was driven by increased leverage in store occupancy, store payroll and advertising expense, partially offset by an increase in incentive compensation.

o	The effective tax rate was 36.7% compared with 38.6% last year, primarily related to a decrease in state tax rate and an increase in federal hiring credits.
o	Net income increased 74.7% to $90.3 million, or $1.25 per diluted share.
o	Adjusted Net Income increased 62.6% to $106.1 million vs. $65.3 million, or $1.47 per diluted share vs. $0.86 per diluted share last year.
o	Fully diluted shares outstanding were 72.0 million compared with 76.1 million last year, primarily driven by the repurchase of 3.8 million shares since the end of the Fiscal 2015 third quarter.
o

Adjusted EBITDA increased 27.1%, or $70.3 million, to $329.6 million. Sales growth, SG&A leverage and gross margin expansion led to a 120 basis point expansion in Adjusted EBITDA as a percent of net sales.

Inventory

o

Merchandise inventories were $822.5 million vs. $934.0 million last year, primarily driven by a comparable store inventory decrease of 8%.  Pack and hold inventory represented 12% of inventory at quarter end vs. 14% last year.

Share Repurchase Activity

o	During the third quarter, the Company invested $75 million of cash to repurchase 919,122 shares of its common stock. As of the end of the third quarter, the Company has returned $350 million to shareholders through share repurchases since the inception of its share repurchase program in the second quarter of Fiscal 2015.

o

On November 15, 2016, the Company’s Board of Directors authorized the repurchase of up to an additional $200 million of common stock, which is expected to be executed over the next 24 months. This brings total availability under the Company’s share repurchase programs to $250 million. Share repurchases will be funded using the Company’s available cash.

Commenting on the share repurchase announcement, Tom Kingsbury, Chief Executive Officer stated, “The decision by our Board of Directors to authorize a new $200 million share repurchase program reflects their confidence in the strength of our cash flows and in the continued upside value creation that lies ahead for our company.”

Full Year Fiscal 2016 and Fourth Quarter 2016 Outlook

The Company is raising its full year Fiscal 2016 outlook based on its strong year to date performance and positive outlook for the fourth quarter.  The Company notes that given changes in share count, simple addition of its quarterly adjusted net income per share may not round to the full fiscal year.

For the full Fiscal Year 2016 (the 52 weeks ending January 28, 2017), the Company expects:

o	Net sales to increase in the range of 8.4% to 8.7%;
o	Comparable store sales to increase in the range of 3.9% to 4.2%;
o	Interest expense of approximately $57 million reflecting the Term Loan Credit Facility repricing;
o

Adjusted Net Income per Share in the range of $3.11 to $3.15 compared to the Company’s prior guidance of $2.92 to $2.96, utilizing a fully diluted share count of approximately 71.8 million shares, as compared with $2.31 in Fiscal 2015;

o	Adjusted EBITDA margin expansion to increase 70 to 80 basis points; and
o	To open 25 net new stores.

For the fourth quarter of Fiscal 2016 (the 13 weeks ending January 28, 2017), the Company expects:

o	Net sales to increase in the range of 6.6% to 7.6%;
o	Comparable store sales to increase in the range of 2.5% to 3.5%; and
o

Adjusted Net Income per Share in the range of $1.63 to $1.67, which reflects an increase in incentive compensation expense of $0.02 per share driven by operating performance above the Company’s previous expectations in the first nine months of the year, utilizing a fully diluted share count of approximately 71.3 million shares, as compared to $1.49 last year.

The Company has provided non-GAAP guidance as set out above.  This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter 2016 Conference Call

The Company will hold a conference call today, Tuesday, November 22, 2016 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available after the conclusion of the earnings call on November 22, 2016 through December 6, 2016.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay passcode is 13649631. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts.  In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with fiscal 2015 revenue of $5.1 billion.   The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.”  The Company operated 592 stores as of the end of the third quarter, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores.  The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
REVENUES:
Net sales	$1,342,600	$1,230,886	$3,880,322	$3,558,162
Other revenue	6,447	7,783	18,324	22,998
Total revenue	1,349,047	1,238,669	3,898,646	3,581,160
COSTS AND EXPENSES:
Cost of sales	789,858	741,584	2,316,162	2,150,430
Selling, general and administrative expenses	451,072	416,205	1,261,559	1,175,491
Costs related to debt amendments and secondary offering	—	—	1,346	247
Stock option modification expense	106	324	520	1,120
Depreciation and amortization	46,472	43,186	136,630	127,087
Impairment charges-long-lived assets	—	—	109	1,903
Other income—net	(1,473)	(1,680)	(7,361)	(4,142)
Loss on extinguishment of debt	—	—	3,805	649
Interest expense	13,159	14,792	43,196	44,192
Total costs and expenses	1,299,194	1,214,411	3,755,966	3,496,977
Income before income tax expense	49,853	24,258	142,680	84,183
Income tax expense	17,449	9,142	52,368	32,474
Net income	$32,404	$15,116	$90,312	$51,709

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 29,	January 30,	October 31,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$32,799	$20,915	$28,847
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	59,757	38,571	49,018
Merchandise inventories	822,469	783,528	934,011
Prepaid and other current assets	104,051	62,168	105,655
Total current assets	1,046,876	932,982	1,145,331
Property and equipment—net	1,040,297	1,018,570	1,018,188
Goodwill and intangible assets—net	505,744	523,817	533,274
Other assets	95,203	96,444	99,815
Total assets	$2,688,120	$2,571,813	$2,796,608

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$691,971	$598,199	$704,187
Other current liabilities	326,114	286,986	327,156
Current maturities of long term debt	1,574	1,403	1,376
Total current liabilities	1,019,659	886,588	1,032,719
Long term debt	1,303,001	1,295,163	1,403,722
Other liabilities	294,740	287,389	272,774
Deferred tax liabilities	206,124	201,695	209,330
Commitments and contingencies
Stockholders' deficit	(135,404)	(99,022)	(121,937)
Total liabilities and stockholders' deficit	$2,688,120	$2,571,813	$2,796,608

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 29,	October 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$90,312	$51,709
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	136,630	127,087
Deferred income taxes	5,891	(22,001)
Non-cash loss on extinguishment of debt	3,805	649
Non-cash stock compensation expense	11,634	8,237
Non-cash rent	(22,052)	(17,354)
Deferred rent incentives	17,884	18,481
Changes in assets and liabilities:
Accounts receivable	(13,671)	(7,430)
Merchandise inventories	(39,518)	(145,303)
Accounts payable	88,090	82,505
Other current assets and liabilities	9,981	8,086
Long term assets and liabilities	4,187	3,251
Other operating activities	(6,681)	(4,218)
Net cash provided by operating activities	286,492	103,699
INVESTING ACTIVITIES
Cash paid for property and equipment	(137,643)	(153,720)
Other investing activities	104	4,213
Net cash used in investing activities	(137,539)	(149,507)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,286,100	1,173,200
Principal payments on long term debt—ABL Line of Credit	(1,279,200)	(960,300)
Proceeds from long term debt—Term B-4 Loans	1,114,208	—
Principal payments on long term debt—Term B-3 Loans	(1,117,000)	(50,000)
Purchase of treasury shares	(151,781)	(124,131)
Other financing activities	10,604	10,537
Net cash (used in) provided by financing activities	(137,069)	49,306
Increase in cash and cash equivalents	11,884	3,498
Cash and cash equivalents at beginning of period	20,915	25,349
Cash and cash equivalents at end of period	$32,799	$28,847

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense, all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v) impairment charges, (vi) amounts related to certain ongoing litigation and (vii) advisory fees, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income for the period plus (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to debt amendments and secondary offering, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization, (vii) impairment charges, (viii) amounts related to certain ongoing litigation and (ix) taxes.

Adjusted Tax Expense is defined as income tax expense less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (h) in the table below)).

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three and nine months ended October 29, 2016 compared with the three and nine months ended October 31, 2015:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted Net Income:
Net income	$32,404	$15,116	$90,312	$51,709
Net favorable lease amortization (a)	5,852	5,992	17,926	18,040
Costs related to debt amendments and secondary offering (b)	—	—	1,346	247
Stock option modification expense (c)	106	324	520	1,120
Loss on extinguishment of debt (d)	—	—	3,805	649
Impairment charges (e)	—	—	109	1,903
Advisory fees (f)	—	16	—	88
Litigation accrual (g)	—	—	1,400	—
Tax effect (h)	(2,085)	(2,400)	(9,285)	(8,466)
Adjusted Net Income	$36,277	$19,048	$106,133	$65,290
Fully diluted weighted average shares outstanding (i)	71,597	75,394	72,002	76,135
Adjusted Net Income per Share	$0.51	$0.25	$1.47	$0.86

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in the Company’s Condensed Consolidated Statements of Operations.

(b)	Costs are related to the repricing of the Company’s Term Loan Facility during the second quarter of Fiscal 2016 and the Company’s secondary offering of common stock during Fiscal 2015.
(c)	Represents expenses incurred as a result of the Company’s May 2013 stock option modification.
(d)

Amounts relate to the repricing or the Company’s Term Loan Facility during the second quarter of Fiscal 2016 and the prepayment on the Company’s Term Loan Facility during the first quarter of Fiscal 2015.

(e)	Represents impairment charges on long-lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital, and are recorded in the line item “Selling, general and administrative expenses” in the Company’s Condensed Consolidated Statements of Operations.

(g)	Represents amounts charged for certain ongoing litigation.
(h)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (g).
(i)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and nine months ended October 29, 2016 compared with the three and nine months ended October 31, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income	$32,404	$15,116	$90,312	$51,709
Interest expense	13,159	14,792	43,196	44,192
Interest income	(14)	(31)	(42)	(92)
Loss on extinguishment of debt (d)	—	—	3,805	649
Costs related to debt amendments and secondary offering (b)	—	—	1,346	247
Stock option modification expense (c)	106	324	520	1,120
Advisory fees (f)	—	16	—	88
Depreciation and amortization	46,472	43,186	136,630	127,087
Impairment charges (e)	—	—	109	1,903
Litigation accrual (g)	—	—	1,400	—
Tax expense	17,449	9,142	52,368	32,474
Adjusted EBITDA	$109,576	$82,545	$329,644	$259,377

The following table shows the Company’s reconciliation of income tax expense to Adjusted Tax Expense for the three and nine months ended October 29, 2016 compared with the three and nine months ended October 31, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Reconciliation of income tax expense to Adjusted Tax Expense
Income tax expense	$17,449	$9,142	$52,368	$32,474
Less tax effect of adjustments to net income	(2,085)	(2,400)	(9,285)	(8,466)
Adjusted Tax Expense	$19,534	$11,542	$61,653	$40,940